SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 333-41227

                          PRICE COMMUNICATIONS CELLULAR
                                 HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

                              45 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 757-5600
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               (Address,including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                 Senior Exchangeable Pay-in-Kind Notes due 2008
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [   ]     Rule 12h-3(b)(1)(ii)       [   ]
         Rule 12g-4(a)(1)(ii)     [   ]     Rule 12h-3(b)(2)(i)        [   ]
         Rule 12g-4(a)(2)(i)      [   ]     Rule 12h-3(b)(2)(ii)       [   ]
         Rule 12g-4(a)(2)(ii)     [   ]     Rule 15d-6                 [   ]
         Rule 12h-3(b)(1)(i)      [ X ]

     Approximate number of holders of record as of the certification or notice date: 16

     Pursuant to the requirements of the Securities Exchange Act of 1934 Price Communications Cellular Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     February 1, 1999                           BY:     /s/Robert Price
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                                                     Name:   Robert Price
                                                             Title: President